Exhibit 3.17

Delaware	PAGE 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED ARE TRUE AND CORRECT COPIES OF ALL DOCUMENTS ON FILE OF “CAESARS OCTAVIUS, LLC” AS RECEIVED AND FILED IN THIS OFFICE.

THE FOLLOWING DOCUMENTS HAVE BEEN CERTIFIED:

CERTIFICATE OF FORMATION, FILED THE TWENTY-NINTH DAY OF MARCH, A.D. 2011, AT 1:26 O’CLOCK P.M.

AND I DO HEREBY FURTHER CERTIFY THAT THE AFORESAID CERTIFICATES ARE THE ONLY CERTIFICATES ON RECORD OF THE AFORESAID LIMITED LIABILITY COMPANY, “CAESARS OCTAVIUS, LLC”.

	/s/ Jeffrey W. Bullock
	Jeffrey W. Bullock, Secretary of State
4960739 8100H	AUTHENTICATION:	1670441
141141559	DATE:	09-04-14
You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware Secretary of State Division of Corporations Delivered 01:28 PM 03/29/2011 FILED 01:26 PM 03/29/2011 SRV 110351916 - 4960739 FILE

CERTIFICATE OF FORMATION

OF

CAESARS OCTAVIUS, LLC

Dated as of March 29, 2011

This Certificate of Formation is being filed pursuant to Section 18-201 of the Delaware Limited Liability Company Act, in connection with the formation of CAESARS OCTAVIUS, LLC, a Delaware limited liability company (the “Company”).

The undersigned, being duly authorized to execute and file this Certificate of Formation, does hereby certify as follows:

1. Name. The name of the limited liability company is “CAESARS OCTAVIUS, LLC”.

2. Registered Office and Registered Agent. The Company’s registered office in the State of Delaware is to be located at 2711 Centerville Road, Suite 400, Wilmington, County of New Castle, Delaware, 19808. The registered agent of the Company at such address is Corporation Service Company.

*    *    *    *    *

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Formation as of the date first written above.

/s/ Jill Eaton
Name:	Jill Eaton
Title:	Authorized Person

[CAESARS OCTAVIUS - CERTIFICATE OF FORMATION]